Exhibit 4.2

EXECUTION COPY

PERNIX THERAPEUTICS HOLDINGS, INC.

AND

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 21, 2015

12% Senior Secured Notes due 2020

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), entered into as of April 21, 2015, among Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into an indenture, dated as of August 19, 2014 (the “Base Indenture” and, as amended by this First Supplemental Indenture, the “Indenture”), relating to the Company’s 12% Senior Secured Notes due 2020 (the “Notes”); and

WHEREAS, the holders of a majority of the aggregate principal amount of the outstanding Notes have consented to the amendments to the Base Indenture reflected herein and, in accordance with Section 9.02 of the Indenture, all such amendments may be made to the Indenture with the consent of a majority of the aggregate principal amount of the outstanding Notes.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 1.01 Definitions.

(a) Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

(b) The definition of “Permitted Debt” appearing in Section 1.01 of the Indenture is hereby deleted and restated as follows:

“Permitted Debt” means:  (a) the Credit Parties’ Debt to each Holder under this Indenture; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) purchase money Debt not constituting Debt incurred in connection with a Permitted Acquisition, mortgage financings and capital leases not to exceed $5,000,000 outstanding at any time (whether in the form of a loan or a lease) used solely to acquire equipment or other assets used in the Ordinary Course of Business and secured only by such equipment or other assets; (d) Debt set forth on Schedule C (including any refinancings, extensions, or amendments to such Debt except to the extent any such refinancing, extension or amendment increases the principal amount thereof or changes the priority of payment of such indebtedness vis-a-vis other indebtedness); (e) Debt under any ABL Facility; (f) the Convertible Notes; (g) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business; (h) Debt, if any, arising under Swap Contracts; (i) intercompany Debt arising from loans made by (1) any Credit Party or any Subsidiary of any Credit Party to any Subsidiary of any Credit Party to fund working capital requirements of such Subsidiary in the Ordinary Course of Business, provided that the Debt owing by any Subsidiary that is not a Credit Party shall not exceed $1,000,000 in the aggregate at any time outstanding, (2) any Subsidiary to another Credit Party and (3) the Issuer to Ireland Newco pursuant to the Intercompany Note; (j) Debt in respect of bid, performance and surety bonds, including guarantees or obligations of the Credit Parties with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, in each case incurred in the Ordinary Course of Business; (k) unsecured Debt arising from agreements to provide for indemnification, adjustment of purchase price, or other similar obligations, in each case, incurred in connection with a Permitted Asset Disposition subject to the limits set forth in the definition thereof; (l) Debt of a Person that becomes a Subsidiary or Debt attaching to assets that are acquired by an Acquisition Subsidiary, in each case after the Issue Date and as the result of a Permitted Acquisition, provided, that (1) such Debt existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (2) such Debt is not guaranteed in any respect by any Credit Party (other than the Acquisition Subsidiary and the Target and any of its Subsidiaries) and (3) such acquisition was permitted by the terms of this Indenture and any refinancings, extensions, or amendments to such Debt except to the extent any such refinancings, extensions or amendments increases the principal amount thereof (other than to the extent net proceeds from any such increase is used to pay premiums, fees and expenses in connection therewith); (m) unsecured Debt arising from agreements to provide for indemnification, adjustment of purchase price, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition permitted under this Indenture and subject to the limits set forth in the definition of “Permitted Acquisition”; (n) unsecured Debt arising from agreements to provide for milestone or royalty payments, to the extent such obligations are considered Debt under GAAP, incurred in connection with a Permitted Acquisition and subject to the limits set forth in the definition of “Permitted Acquisition”; (o) Debt incurred in connection with a Permitted Acquisition (including any additional Debt incurred to pay fees and expenses in connection therewith) (“Permitted Acquisition Debt”) and Debt (including any guarantees by any Subsidiary of the Issuer), the proceeds of which (whether in cash or such Debt) are used to refinance or retire all or part of Permitted Acquisition Debt (and to pay premiums, fees and expenses in connection therewith); provided that, (1) the aggregate principal amount of such Debt shall not exceed the aggregate principal amount of the Permitted Acquisition Debt refinanced (and such premiums, fees and expenses) plus a negotiated amount between the Issuer and the holders of the Permitted Acquisition Debt to effectively reflect the current value of the Permitted Acquisition Debt, (2) such Debt (including any such guarantee) is not secured by a Lien unless such Lien (plus improvements on such property) shall be limited to all or part of the same property that secured the original Lien, if any, plus improvements on such property and (3) such Debt has a stated maturity that is not earlier than the stated maturity of the Permitted Acquisition Debt refinanced; (p) Debt, the proceeds of which are used to refinance all or part of the Securities (and to pay premiums, fees and expenses in connection therewith), provided that, if all of the Securities are not refinanced, (1) the aggregate principal amount of such Debt shall not exceed the aggregate principal amount of the Securities refinanced (and such premiums, fees and expenses), (2) such Debt is not guaranteed by any Subsidiary or other Affiliate of the Issuer that is not a Credit Party, (3) such Debt is not secured by a Lien unless such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) in respect of the Securities and the Collateral Agent enters into an intercreditor arrangement with the holders of such Debt (or their agent) based on the direction of the Required Holders and (4) such Debt has a maturity date at least 90 days later than the Maturity Date, and a weighted average life to maturity equal to or greater than that of the Securities; (q) Permitted Investments that constitute Debt; (r) Bank Product Obligations incurred in the Ordinary Course of Business; (s) Debt incurred by any non-Credit Party to fund the working capital needs and general corporate purposes of such non-Credit Party so long as such Debt is not guaranteed in any respect by a Credit Party; provided that such Debt shall not be provided by any Credit Party or any of the Subsidiaries of any Credit Party; (t) Debt (including any guarantees by any Subsidiary of the Issuer), the proceeds of which (whether in cash or such debt) are used to refinance and retire all or part of the Convertible Notes (and to pay premiums, fees and expenses in connection therewith); provided that, (1) the aggregate principal amount of such Debt shall not exceed the aggregate principal amount of the Convertible Notes refinanced (and such premiums, fees and expenses) plus a negotiated amount between the Issuer and the holders of the Convertible Notes to effectively reflect the current value of the Convertible Notes, (2) such Debt (including any such guarantee) is not secured by a Lien and (3) such Debt has a stated maturity that is not earlier than the stated maturity of the Convertible Notes refinanced; (u) Debt incurred if at the time of incurrence of such Debt, on a Pro Forma Basis, the Total Leverage Ratio does not exceed 4.50:1.00, (v) additional Debt (and any guarantees thereof by any Subsidiary of the Issuer) not to exceed at any one time outstanding the lesser of (1) $42,200,000 and (2)(A) $67,200,000 minus (B) the aggregate principal amount of Convertible Notes outstanding (“Additional Debt”); provided that for purposes of clause (v)(2)(B), any Convertible Notes that are required by the terms of an executed agreement with a holder of Convertible Notes to be surrendered for conversion or otherwise cancelled under the indenture governing the Convertible Notes will be deemed not to be outstanding; provided further that none of the proceeds from the issuance of Additional Debt may be used to finance the entry into a Call Spread Transaction in respect of Additional Debt; and (w) Debt (including any guarantees by any Subsidiary of the Issuer), the proceeds of which (whether in cash or such Debt) are used to refinance and retire all or part of the Additional Debt (and to pay premiums, fees and expenses in connection therewith); provided that, (1) the aggregate principal amount of such Debt shall not exceed the aggregate principal amount of the Additional Debt refinanced (and such premiums, fees and expenses) plus a negotiated amount between the Issuer and the holders of the Additional Debt to effectively reflect the current value of the Additional Debt, (2) such Debt (including any such guarantee) is not secured by a Lien and (3) such Debt has a stated maturity that is not earlier than the stated maturity of the Additional Debt refinanced.  In the event that an item of proposed Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (w) of this definition of Permitted Debt, the Issuer, in its sole discretion, on the date of its incurrence, shall be permitted to divide and classify such item of Debt in more than one of the types of Permitted Debt and only be required to include the amount and type of such Debt in one of such types and from time to time to reclassify all or a portion of such item of Debt into one or more of the types of Permitted Debt.

(c) The definition of “Permitted Distributions” appearing in Section 1.01 of the Indenture is hereby deleted and restated as follows:

“Permitted Distributions” means the following Restricted Distributions:  (a) dividends or distributions by any non-Credit Party Subsidiary to another non-Credit Party Subsidiary or a Credit Party; (b) dividends or distributions by any Subsidiary of a Credit Party to a Credit Party; (c) dividends or distributions by any Credit Party to another Credit Party; (d) Permitted Asset Dispositions; (e) dividends payable solely in common stock; (f) repurchases of stock of former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $1,000,000 in the aggregate per fiscal year of the Issuer, and provided further that the Issuer may carry over and make in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, up to $1,000,000 of unutilized capacity under this clause (f) from any prior fiscal year; (g) payments (whether in cash, shares of Capital Stock or a combination thereof) on or in respect of the Convertible Notes or any other Debt of the Issuer convertible into cash, Common Stock or a combination thereof; (h) payments, in the form of Common Stock, to any holder of Convertible Notes to induce a conversion of Convertible Notes; and (i) a net cash payment not to exceed $15,000,000 in connection with the entry into one or more Call Spread Transactions (calculated, for the avoidance of doubt, after giving effect to any proceeds of warrants to be issued as a component of such Call Spread Transactions).

Section 1.02 Incorporation of Indenture Provisions.  The parties hereto agree that the terms of Sections 12.07 (GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITY), 12.09 (Successors), 12.10 (Multiple Originals) and 12.13 (Severability) of the Indenture are incorporated herein by reference, mutatis mutandis.

Section 1.03 Effect of Amendment.  This First Supplemental Indenture is an amendment supplemental to the Indenture, and the  Indenture and this First Supplemental Indenture shall henceforth be read together. The Company acknowledges and agrees that this First Supplemental Indenture only amends, supplements and modifies the terms of the Indenture and does not constitute a novation, and the Company ratifies and confirms the terms and provisions of, and its obligations under, the Indenture (as modified by this First Supplemental Indenture) and the Notes (as modified by this First Supplemental Indenture) in all respects.  Each of the parties hereto acknowledges and agrees that each reference in the Indenture and the Notes to the Indenture shall be deemed to be a reference to the Indenture as amended, supplemented and modified by this First Supplemental Indenture.

Section 1.04 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this First Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining the rights, privileges and immunities and limiting the liabilities and responsibilities of the Trustee.  Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

ARTICLE 2
AMENDMENT OF CERTAIN COVENANTS

Section 2.01 Section 4.03 of the Indenture is hereby amended and restated to read as follows:

SECTION 4.03.                                Limitation on Incurrence of Debt and Contingent Obligations.  Each Credit Party will not, and each Credit Party will not permit any of its Subsidiaries to, create, incur, assume, guarantee or otherwise become or remain liable with respect to, any Debt, except for Permitted Debt.  Each Credit Party will not, and each Credit Party will not permit any of its Subsidiaries to, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt with the same terms, the reclassification of preferred stock as Debt due to a change in accounting principles will not be deemed to be an incurrence of Debt for purposes of this Section 4.03.  For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Debt, the U.S. dollar equivalent principal amount of Debt denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Debt was incurred (or, in the case of revolving Debt, on the date such Debt was first committed); provided, that if any such Debt is incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced (plus any amount incurred to pay premiums, fees and expenses in connection therewith).  Notwithstanding any other provision of this Section 4.03, the maximum amount of Debt that the Credit Parties may incur pursuant to this Section 4.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Section 2.02 Section 4.05 of the Indenture is hereby amended and restated to read as follows:

SECTION 4.05.                                Restrictive Agreements.  Except as provided in the following sentence, each Credit Party will not, and each Credit Party will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind in any case on the ability of any Subsidiary of any Credit Party to:  (A) pay or make Restricted Distributions to any Credit Party; (B) pay any Debt owed to any Credit Party; (C) make loans or advances to any Credit Party; or (D) transfer any of its property or assets to any Credit Party.  Notwithstanding the immediately prior sentence, each Credit Party and each of the Credit Parties’ Subsidiaries may create, cause or suffer to exist or become effective any such consensual encumbrance or restriction provided by (a) this Indenture and the indenture governing the Convertible Notes, (b) any agreement entered into to refinance all or any part of the Securities (but only to the extent the consensual encumbrances or restrictions contained therein that limit the actions described in (A) – (D) above are no more restrictive with respect to such actions than this Indenture if less than all of the Securities will be refinanced), (c) any agreement entered into in connection with an ABL Facility (but only to the extent the consensual encumbrances or restrictions contained therein that limit the actions described in (A) – (D) above are no more restrictive with respect to such actions than the Midcap Facility), (d) any instrument governing Debt or Capital Stock of a Person acquired by any Credit Party or any of the Credit Parties’ Subsidiaries as in effect at the time of (and not in anticipation of) such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and/or any of its Subsidiaries, or the property or assets of the Person and/or any of its Subsidiaries, so acquired, (e) any instrument governing Debt incurred in connection with a Permitted Acquisition and/or governing Additional Debt, (f)(i) customary non-assignment and similar provisions in contracts, leases and licenses entered into in the Ordinary Course of Business, (ii) net worth provisions in leases and other agreements and (iii) provisions restricting cash or other deposits in agreements entered into by each Credit Party or any Subsidiary of such Credit Party in the Ordinary Course of Business, (g) mortgage financings, purchase money obligations and Capital Lease Obligations that impose restrictions on the property owned or leased, (h) any agreement for the sale or other disposition permitted by this Indenture of the Capital Stock or all or substantially all of the property and assets of a Subsidiary of any Credit Party that restricts distributions by that Subsidiary pending its sale or other disposition, (i) Permitted Liens, (j) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the Ordinary Course of Business, (k) customary encumbrances or restrictions contained in agreements in connection with Swap Contracts or Bank Product Obligations permitted under this Indenture, (l) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the Ordinary Course of Business, or (m) any consensual encumbrance or restriction of any kind existing under any agreement that extends, renews, refinances, replaces, amends, modifies, restates or supplements the agreements containing the encumbrances or restrictions in the foregoing clauses (a) through (l), or in this clause (m) (provided that the terms and conditions of any such consensual encumbrance or restriction of any kind that limit the actions described in (A) – (D) above are no more restrictive than those under or pursuant to the agreement so extended, renewed, refinanced, replaced, amended, modified, restated or supplemented).

 [Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

PERNIX THERAPEUTICS HOLDINGS, INC. By: __/s/ Douglas Drysdale______ Name: Douglas Drysdale Title: Chief Executive Officer
U.S. BANK NATIONAL ASSOCIATION, as Trustee By: __/s/ Alison D.B. Nadeau___ Name: Alison D.B. Nadeau Title: Vice President